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                                                                 For SEC Filing
                                                                 Purposes Only:
                                                                 Rule 424(b)(5)
                                                             File No. 333-01857

           Prospectus Supplement to Prospectus Dated March 28, 1996

                      SERVICE CORPORATION INTERNATIONAL

            Terms of 5% Convertible Debentures, Series T, due 2006

Title:                5% Convertible Debentures, Series T, due 2006 (the
                      "Debentures")

Principal Amount:     $1,322,000 in aggregate principal amount of the Debentures will be issued as a portion of the consideration for the outstanding capital stock of Ridge Funeral Home, Inc.

Conversion Price:     $36.72 per share, subject to adjustment.

Conversion Date:      On or after November 27, 1997.

Maturity Date:        November 26, 2006

Interest Rate:        5% per annum accruing from November 26, 1996.

Federal Tax Matters:  The applicable federal rate on long-term indebtedness for
                      November 1996, compounded quarterly, is 5.48% for purposes of determining the original issue discount applicable to the Debentures for federal income tax purposes. The original issue discount per $1,000 principal amount of the Debentures is $36.87.

Other Matters:        Payments of principal and interest on the Debentures are
                      subject to the Company's rights of set-off as provided in the agreement governing the acquisition.


                      The Date of this Supplement is November 20, 1996.